Exhibit 2.1

Execution Version

Confidential

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

by and among

Cowen Inc.,

IMcK Holdings LLC,

Kyber Data Science LLC,

and

Forian Inc.

Dated as of October 31, 2024

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE NONDISCLOSURE AGREEMENT ENTERED INTO BETWEEN FORIAN INC.  AND THE TORONTO-DOMINION BANK, DATED AS OF OCTOBER 30, 2023.

i

ANNEXES, SCHEDULES AND EXHIBITS

ANNEXES
Annex 1	–	Definitions

SCHEDULES
Seller Disclosure Schedule
Company Disclosure Schedule
Purchaser Disclosure Schedule

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT

MEMBERSHIP INTEREST ASSIGNMENT AGREEMENT (this “Agreement”), dated as of October 31, 2024, by and among Cowen Inc. (the “Cowen Seller”), IMcK Holdings LLC (the “Minority Seller”, and, together with the Cowen Seller, the “Sellers”), Kyber Data Science LLC (the “Company”), Forian Inc., a Delaware corporation (“Purchaser”).  The Cowen Seller, the Minority Seller, the Company and the Purchaser shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and its Subsidiaries (collectively, the “Transferred Companies”, and each a “Transferred Company”) are engaged in the business of providing a next-generation healthcare data platform for institutional investors (such businesses collectively conducted by the Transferred Companies, the “Business”);

WHEREAS, the Cowen Seller owns 1,709,984 Series A Preferred Units of the Company and 1,000,000 Class A Voting Common Units of the Company and the Minority Seller owns 400,000 Series A Preferred Units of the Company (collectively, the “Transferred Securities”); and

WHEREAS, the Sellers desire to assign the Transferred Securities to Purchaser, and Purchaser desires to receive such Transferred Securities, in each case, upon the terms and conditions contained in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, as defined in this Agreement and intending to be legally bound, agree as follows:

ARTICLE I

ASSIGNMENT OF THE BUSINESS

Section 1.1          Closing.  On the date of this Agreement (the “Closing Date”), the execution of this Agreement and the closing (the “Closing”) of the Transaction shall take place as of 7:00 p.m. New York City time through the release of signatures pages to this Agreement.

Section 1.2          Closing Actions(a)  At the Closing, the following actions shall occur:

(a)          Assignment of the Transferred Securities.  On the terms and subject to the conditions set forth herein, at the Closing, the Sellers hereby assign, transfer, convey and deliver to Purchaser, and Purchaser shall receive from the Sellers, the Sellers’ right, title and interests as of the Closing in and to the Transferred Securities, free and clear of all Encumbrances (other than restrictions arising under applicable securities Laws or those imposed by Purchaser or its Affiliates).  From and after the Closing, Purchaser shall be substituted for the Sellers as a member of the Company with respect to the Transferred Securities, and each Seller does hereby withdraw from the Company as a member, ceases to be a member of the Company and ceases to have or exercise any right or power as a member of the Company or in any regard with respect to the Transferred Securities (including any rights or powers associated with such Transferred Securities).  The Parties agree that the assignment of the Transferred Securities, the admission of Purchaser as a substitute member, and the cessation of each Seller as a member of the Company shall not dissolve the Company and the business of the Company shall continue.

(b)         Cancellation of Class B Units.  As of immediately prior to the Closing, subject to consummation of the Transaction, (i) each Class B Unit, whether vested or unvested, shall be automatically canceled in exchange for no consideration, without any action on the part of the holders of such Class B Units, pursuant to Section 7.2(a) of the Equity Incentive Plan, and (ii) the Company shall take all actions necessary to terminate the Equity Incentive Plan in accordance with the terms thereof.

Section 1.3          Net Working Capital Adjustment.

(a)          Estimated Closing Statement.  The Company has delivered to Purchaser a written statement setting forth the Company’s good-faith calculations of Net Working Capital as of 11:59 p.m. Eastern Time, on the second day before the Closing Date, together with reasonable supporting calculations and documentation used by the Company in determining the amounts set forth therein, which statement is included in Section 1.3(a) of the Company Disclosure Schedule (the “Estimated Closing Statement”).

(b)          Post-Closing Statement.

(i)          Delivery of the Post-Closing Statement.  No later than ninety (90) days after the Closing Date, Purchaser shall deliver to the Cowen Seller a written statement setting forth Purchaser’s good-faith calculations of Net Working Capital as of 11:59 p.m. Eastern Time, on the day before the Closing Date, together with reasonable supporting calculations and documentation used by Purchaser in determining the amounts set forth therein (the “Post-Closing Statement”).  The Post-Closing Statement will entirely disregard (x) any and all effects on the assets or liabilities of the Business as a result of any financing or refinancing arrangements entered into at any time by Purchaser or any other transaction entered into by Purchaser in connection with the consummation of the Transaction and (y) any of the plans, transactions or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Business, or any facts or circumstances regarding Purchaser, its Affiliates or any of their other businesses, assets or liabilities.

(ii)         Access to Information.  From and after delivery of the Post-Closing Statement, Purchaser shall, and shall cause its Affiliates to: (A) upon request, promptly provide the Cowen Seller and its Representatives with access during normal business hours to Purchaser’s facilities, books and records and work papers, in each case, to the extent related to the Business, and to any other information reasonably requested for purposes of the Cowen Seller’s review and verification of the Post-Closing Statement; (B) preserve and not alter or destroy any of the books and records of the Transferred Companies or to the extent related to the Business, or any other documents on which the calculations set forth in the Post-Closing Statement are based or which may be useful or helpful to the Cowen Seller or its Representatives and (C) cooperate with and assist the Cowen Seller and its Representatives in connection with the review of such materials, including by making available Purchaser’s and its Subsidiaries’ employees, accountants and other personnel to the extent reasonably requested.  Purchaser shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of Net Working Capital (or any inputs or items establishing the bases for Net Working Capital) as specified in this Section 1.3; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(iii)        Notice of Objection.  If the Cowen Seller has any objection to the Post-Closing Statement or any of the amounts included in the calculation of Net Working Capital set forth therein, the Cowen Seller shall deliver to Purchaser a written statement setting forth in reasonable detail the particulars of such disagreement, including the specific items in the Post-Closing Statement that are in dispute, and the nature and amount of any disagreement so identified (such written statement, a “Notice of Objection”), not later than sixty (60) days after its receipt of the Post-Closing Statement; provided that (A) such period shall be tolled and extended to account for any material delay or failure by Purchaser to provide reasonable access pursuant to Section 1.3(b)(ii) (which delay or failure must be notified in writing to Purchaser by the Cowen Seller promptly upon occurrence thereof) (such 60-day period, as may be extended, the “Review Period”); and (B) any Notice of Objection may reference only disagreements based on mathematical errors or based on the calculation of Net Working Capital and any inputs and items establishing the bases for Net Working Capital as reflected on the Post-Closing Statement not being calculated in accordance with the terms and provisions of this Agreement.  If the Cowen Seller delivers a Notice of Objection to Purchaser within the Review Period, the Cowen Seller and Purchaser shall work in good faith to resolve the Cowen Seller’s objections within the 20-day period following the delivery of the Notice of Objection (or such longer period as may be agreed by Purchaser and the Cowen Seller).  Any disputed items resolved in writing between the Cowen Seller and Purchaser within such 20-day period shall be final and binding with respect to such items, and if the Cowen Seller and Purchaser agree in writing on the resolution of each disputed item specified by the Cowen Seller in the Notice of Objection and the amount of Net Working Capital, the amount so determined shall be final and binding on the parties for all purposes hereunder.  If the Cowen Seller fails to deliver a Notice of Objection within the Review Period, the Post-Closing Statement shall be deemed to have been accepted by the Cowen Seller and shall be deemed final and binding upon all of the Parties and shall be deemed the Final Closing Statement.  Any communications between the Cowen Seller and Purchaser (or their respective Representatives) during the Review Period shall be treated as settlement discussion materials pursuant to U.S. Federal Rule of Evidence 408 and similar state rules.

(iv)        Selection of the Expert.  In the event that the Cowen Seller and Purchaser are unable to resolve in writing any of the Cowen Seller’s objections in the Notice of Objection within the 20-day period (or such longer period as may be agreed by Purchaser and the Cowen Seller) after the delivery of such Notice of Objection, the resolution of all of such unresolved objections (“Disputed Items”) shall be submitted to an accounting firm of recognized national standing in the United States (or other nationally recognized financial expert with experience in M&A purchase price disputes) as may be mutually selected by Purchaser and the Cowen Seller (an “Independent Expert”), which shall resolve such objections and determine Net Working Capital.  The Cowen Seller and Purchaser shall execute any agreement reasonably required by the Independent Expert for its engagement hereunder.

(v)         Submission of Disputed Items.  Each of Purchaser and the Cowen Seller shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Independent Expert, provide the Independent Expert with a single written submission setting forth its respective calculations of and assertions regarding the Disputed Items (which submissions the Independent Expert shall promptly distribute to the other Party) and upon receipt thereof, each of the Cowen Seller and Purchaser shall be entitled (no later than ten (10) Business Days following receipt of the other Party’s initial submission) to submit to the Independent Expert a single written response to such other Party’s initial submission setting forth such Party’s objections or rebuttals to the calculations and/or assertions set forth in such initial submission (which responses the Independent Expert shall promptly distribute to the other applicable Party).

(vi)        Independent Expert’s Determination.  The Independent Expert shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which Purchaser and the Cowen Seller agree shall not be later than thirty (30) days following the formal engagement of the Independent Expert).  The Independent Expert shall act as an expert and not as an arbitrator to determine solely the Disputed Items based solely on the submissions and responses provided by each of Purchaser and the Cowen Seller pursuant to Section 1.3(b)(v), without independent investigation and in accordance with this Agreement.  In resolving the Disputed Items, the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party in the Post-Closing Statement or the Notice of Objection.  Furthermore, in its review and calculation of the Disputed Items, such Independent Expert shall be limited to a review of whether the Disputed Items were calculated strictly in accordance with this Section 1.3 (and any related definitions).  The determination of the Independent Expert pursuant to this Section 1.3(b)(vi) shall be binding and final for purposes of this Agreement, except in the event of manifest error.  The Post-Closing Statement resulting from the determinations with respect to the Disputed Items made by the Independent Expert pursuant to this Section 1.3(b)(vi) shall be deemed the Final Closing Statement.

(vii)       Independent Expert’s Fees and Expenses.  The Independent Expert shall allocate its fees and expenses between Purchaser and the Cowen Seller based upon the percentage of the contested amount submitted to the Independent Expert that is ultimately awarded to Purchaser, on the one hand, or the Cowen Seller, on the other hand, such that Purchaser bears a percentage of such fees and expenses equal to the percentage of the contested amount awarded to the Cowen Seller and the Cowen Seller bear a percentage of such fees and expenses equal to the percentage of the contested amount awarded to Purchaser.  For the avoidance of doubt, the fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Post-Closing Statement and any Notice of Objection as well as any submissions and responses to the Independent Expert, as applicable, shall be borne by such Party.

(c)         Payment of Post-Closing Adjustment Amount.  Within five (5) Business Days following the determination of the Final Closing Statement:

(i)          if the finally agreed Net Working Capital set forth in the Final Closing Statement is in excess of the Target Working Capital, then Purchaser shall pay or cause the Company to pay to the Cowen Seller an amount equal to such difference;

(ii)         if the finally agreed Net Working Capital set forth in the Final Closing Statement is less than the Target Working Capital, then the Cowen Seller shall pay or cause an Affiliate to pay to Purchaser an amount equal such difference; and

(iii)        neither the Cowen Seller nor Purchaser shall have any payment obligation pursuant to this Section 1.3(c) if the finally agreed Net Working Capital set forth in the Final Closing Statement equal to the Target Working Capital.

Any payment made pursuant to this Section 1.3(c) shall be made by wire transfer of immediately available funds, pursuant to the instructions previously delivered by Purchaser or the Cowen Seller, as applicable.  Any such payment shall, for tax purposes, be deemed to be an adjustment to the consideration paid or payable to the Cowen Seller.

(d)         Exclusive Remedy.  Notwithstanding anything to the contrary set forth in this Agreement, the process set forth in this Section 1.3 shall be the sole and exclusive remedy of the Parties for any disputes related to items required to be included or reflected in the calculation of Net Working Capital.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Seller Disclosure Schedule, of which the Sections referred to below are a part, or in the documents and other materials identified in the Seller Disclosure Schedule, and subject to the limitations contained in ARTICLE VIII, each Seller, severally and not jointly and solely as to itself and not with respect to the other Seller, hereby represents and warrants to Purchaser, as of the date hereof, as follows; provided that with respect to clauses (b), (c) and (d) of Section 2.3, such representations and warranties are only made by the Cowen Seller and not the Minority Seller:

Section 2.1          Organization and Qualification.  Such Seller is a corporation or limited liability company validly existing and in good standing under the Laws of Delaware.  Such Seller has all necessary corporate power and authority to own the applicable Transferred Securities.

Section 2.2          Authorization.

(a)         The execution, delivery and performance of this Agreement and the Ancillary Agreements by such Seller has been duly authorized by all necessary corporate or other applicable legal entity action on the part of such party, and, upon such authorization, no other material corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Ancillary Agreements or the Transaction.

(b)         Such Seller has duly executed this Agreement and Ancillary Agreements.  Assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes the valid and binding obligation of such Seller and each applicable Ancillary Agreement when so executed and delivered will constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally, and (b) general equitable principles with respect to the availability of specific performance or other equitable remedies (whether considered in a Proceeding in equity or at law) (the “Insolvency and Equity Exceptions”).

Section 2.3          Title to the Transferred Securities; Capitalization.

(a)         Such Seller has good and valid title, free and clear of all Encumbrances (other than restrictions on transfer arising under applicable state or federal securities Laws), to all Shares set forth opposite such Seller’s name on Section 2.3 of the Seller Disclosure Schedule.  Such Seller is not a party to any voting trust, stockholder agreement, proxy, option, warrant, call or other agreement or understanding with respect to the voting, sale or transfer of any Transferred Securities held by such Seller.  Upon consummation of the transactions contemplated by this Agreement, Purchaser shall acquire from such Seller good, valid and marketable title to all Shares set forth opposite such Seller’s name on Section 2.3 of the Seller Disclosure Schedule, free and clear of any Encumbrance (other than restrictions on transfer arising under applicable state or federal securities Laws).

(b)          As of the date of this Agreement, (i) the authorized capital stock of the Company consists of 2,200,000 Series A Convertible Preferred Units, 3,200,000 Class A Voting Common Units (including 2,200,000 Class A Voting Common Units reserved for issuance upon conversion of the Series A Preferred Units) and 317,647 Class B Non-Voting Common Units and (ii) the only issued and outstanding Equity Securities of the Company consists of 2,109,984 Series A Convertible Preferred Units, 1,000,000 Class A Voting Common Units and 249,000 Class B Non-Voting Common Units (which will all be cancelled in connection with the Closing).

(c)          The Transferred Securities are validly issued, are fully paid and nonassessable (with respect to jurisdictions that recognize such concept) and have not been issued in violation of any preemptive or similar rights.  Except as expressly set forth in the Organizational Documents of the Transferred Companies, there are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, allotment, issuance or voting of any Equity Securities of the Transferred Companies (other than the Transferred Securities).

(d)         The Company directly owns all of the issued and outstanding equity securities of each Subsidiary, in each case, free and clear of any Encumbrances (except for restrictions imposed by state and federal securities laws).

Section 2.4          Seller Governmental Filings.  Assuming the accuracy of Section 4.3, except for (a) filings, approvals, consents, waivers or authorizations required solely related to the identity of or any business conducted by Purchaser or its Affiliates and (b) any other filing, submission, notice, approval, consent, waiver or authorization of any Governmental Entity where the failure to obtain such would not have a material adverse effect on the ability of such Seller to consummate the Transactions, no approval, consent, waiver or authorization from, or notification or filing to, any Governmental Entity is required to be made by such Seller in connection with the execution and delivery by such Seller of this Agreement or the Ancillary Agreements to which such Seller is or will be a party or the consummation by such Seller of the Transaction.

Section 2.5          Seller Non-Contravention.  The execution and delivery by such Seller of this Agreement and/or the Ancillary Agreements, as applicable, and the consummation by such Seller of the Transaction does not: (a) violate any provision of the Organizational Documents of such Seller or (b) violate or result in a breach of or constitute a default under applicable Law applicable to such Seller, other than, in the cases of clauses (b), conflicts, breaches, terminations, defaults, cancellations, modifications, accelerations, losses or violations that would not have a material adverse effect on the ability of such Seller to consummate the Transactions.

Section 2.6          Brokers.  Except as set forth in Section 2.6 of the Seller Disclosure Schedule, such Seller has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Transaction who is entitled to a fee or commission from Purchaser or the Company or for which Purchaser or the Company would be responsible in connection with this Agreement or upon consummation of the Transaction.

Section 2.7          No Other Representations or Warranties.  Except for the representations and warranties contained in Article III and this Article II, neither the Company, the Sellers nor any other Person make any other representation or warranty, express or implied, at law or in equity, in respect of the Sellers, the Transferred Companies or the Business.  Any such other representation or warranty is hereby expressly disclaimed by each of the Sellers on behalf of itself and its Affiliates.  Except to the extent specifically set forth in Article II, the Sellers are selling, assigning, and transferring the Transferred Securities to Purchaser on an “as is, where is” basis.

Section 2.8          Reliance.  In making its decision to execute and deliver this Agreement and to consummate the Transaction, the Sellers have relied solely upon the representations and warranties of Purchaser set forth in Article IV (and acknowledges that such representations and warranties are the only representations and warranties made by Purchaser or any of its current or former Affiliates and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees in connection with this Agreement and the Transaction).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, of which the Sections referred to below are a part, or in the documents and other materials identified in the Company Disclosure Schedule, and subject to the limitations contained in ARTICLE VIII, the Company hereby represents and warrants to Purchaser, as of the date hereof, as follows:

Section 3.1          Organization and Qualification.

(a)          The Company is duly organized and validly existing under the Laws of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation or formation.  The Company and each of its Subsidiaries is in good standing (to the extent such concepts are recognized in the applicable jurisdiction) with all power and authority to own, lease and operate its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)         The Company has made available to Purchaser true, correct and complete copies of the charter and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries.

Section 3.2          Subsidiaries.  Section 3.2 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation.  Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, any Person.

Section 3.3          No Conflicts; Consents.  Assuming the accuracy of Section 4.3, neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the transactions contemplated hereby will (a) violate any provision of the Organizational Documents of the Company or its Subsidiaries, (b) violate or result in a breach of or constitute a default under applicable Law applicable to the Company or its Subsidiaries, (c) require any Permit of, or filing with or notification to, any Governmental Entity, (d) violate, conflict with, or result in a breach of any provisions of, or require any consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Specified Contract, (e) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Encumbrance on any asset of the Company or any of its Subsidiaries or (f) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound.

Section 3.4          Legal Proceedings.

(a)         (1) There is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Proceedings”) pending against the Transferred Companies and (2) to the Knowledge of the Business, there are no (x) threatened Proceedings against the Transferred Companies or (y) governmental or regulatory investigations pending or threatened against the Transferred Companies.

(b)         There is no judgment, order, writ, decree or injunction imposed upon the Transferred Companies.

Section 3.5          Compliance with Laws.  (a) Neither the Company nor any of its Subsidiaries is, or has been since January 1, 2021, in conflict with, in material default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has since January 1, 2021 received any written notice from any Governmental Entity threatening to revoke or suspend any such Permit; and (d) the Company and each of its Subsidiaries is in material compliance with the terms of such Permits.

Section 3.6          Financial Statements.  Complete copies of the Company’s unaudited, internally prepared financial statements consisting of (a) the balance sheet of the Company as at December 31, 2023 and the related statements of income and retained earnings and members’ equity for the year then ended and (b) the balance sheet of the Company as at September 30, 2024 and the related statements of income and retained earnings and members’ equity for the nine-month period then ended (the “Financial Statements”) have been made available to Purchaser.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (the effect of which, if presented, would not be materially adverse).  The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, members’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited Financial Statements, to the absence of footnotes and normal year-end audit adjustments).  The balance sheet of the Company as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2024 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.7          No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries, has any Liabilities of the type required to be reported on a balance sheet prepared in accordance with GAAP applied on a consistent basis throughout the period involved, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date.

Section 3.8          Absence of Certain Changes.  Except as set forth in Section 3.8 of the Company Disclosure Schedule, from the Balance Sheet Date until the date of this Agreement, (a) the Company and its Subsidiaries have not suffered any Company Material Adverse Effect and (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects, except for the negotiation, execution, delivery and performance of this Agreement.

Section 3.9          Employee Benefits.

(a)         Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transaction shall accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, or materially increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans to any Offered Business Employees.

(b)         Since March 1, 2023, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole, each Benefit Plan complies and has been established, amended, managed and operated in all material respects with applicable Law.

(c)         The Transferred Companies have not, since March 1, 2023, maintained, established, participated in or contributed to, and are not and have not since March 1, 2023 been obligated to contribute to, and have not otherwise incurred any obligation or liability (including any contingent liability) under, (i) Title IV of ERISA, (ii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA or (iii) any arrangement that provides medical life insurance or other welfare benefits to any retired or terminated employee (or dependent thereof) other than as required pursuant to COBRA.

Section 3.10        Brokers.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, the Company has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Transaction.

Section 3.11        Taxes.

(a)         To the Knowledge of the Business, (i) each of the Transferred Companies has timely filed or had on its behalf timely filed all income, franchise and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects and (ii) all income, franchise and all other material Taxes owed by the Transferred Companies (whether or not shown on any Tax Return) have been paid in full.

(b)         Each of the Transferred Companies has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)         In the last ten years, no claim has ever been made by a Taxing Authority in a jurisdiction where a Transferred Company does not file Tax Returns that such Transferred Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction.

(d)         There are no liens with respect to Taxes upon any asset of any Transferred Company (other than with respect to Taxes not yet due and payable).

(e)         Except as set forth in Section 3.11(e) of the Company Disclosure Schedule, no dispute, audit, investigation, examination, proceeding or claim by any Taxing Authority concerning any Tax liability of any Transferred Company is currently in progress.  No assessment of Taxes has been proposed in writing against any Transferred Company or any of its assets or properties.

(f)          No Transferred Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business).

(g)         No Transferred Company (i) has ever been a member of an affiliated group filing a consolidated, joint, unitary or combined Tax Return (other than a group which includes solely the Transferred Companies), (ii) is a party to or has any obligation under any Tax sharing, Tax indemnification, or Tax allocation agreement or similar contract or arrangement (other than any customary commercial contracts entered into in the ordinary course of business the principal subject of which is not Taxes or agreements or arrangements solely between or among the Transferred Companies) or (iii) has any liability for the Taxes of any other Person (other than another Transferred Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or non-U.S. Law) including as a transferee or successor.

(h)         No Transferred Company has participated in or has any liability or obligation with respect to any “listed transaction” within the meaning of Treas. Reg. § 1.6011-4.

(i)          No Transferred Company will be required to include any material amounts in income, or exclude any material items of deduction, in a taxable period (or portion thereof) beginning after the Closing Date as a result of (i) a change in accounting occurring prior to the Closing, (ii) use of an improper method of accounting on or prior to the Closing Date; (iii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iv) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed on or prior to the Closing Date, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law) or (vi) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(j)          The Company is, and has been at all times since its formation, classified as a partnership for U.S. federal and applicable state and local income tax purposes.  Each Subsidiary of the Company is treated as a disregarded entity for U.S. federal and applicable state and local income tax purposes.

(k)         No Transferred Company has made any SALT Election.

(l)          None of the Transferred Companies has availed itself of any Tax relief pursuant to any Pandemic Response Laws.

(m)        No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.12        Intellectual Property.

(a)         Section 3.12(a) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of all material registered Intellectual Property Rights owned by the Company or its Subsidiaries (the “Company Registered Intellectual Property Rights”), together with the name of the current owner(s), the applicable jurisdictions and the applicable application, registration or other similar identification numbers.  Except as otherwise indicated, the Company or a Subsidiary of the Company is the exclusive owner of all material Company Registered Intellectual Property Rights set forth in Section 3.12(a) of the Company Disclosure Schedule, free and clear of any Encumbrances.

(b)         The Company and its Subsidiaries require each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Company Intellectual Property Rights currently used by the Company or its Subsidiaries execute an agreement containing a present assignment to the Company or a Subsidiary of all of such employee’s or contractor’s rights to such Company Intellectual Property Rights, except with respect to Intellectual Property Rights that vest initially with the Company or its Subsidiaries by operation of law.

(c)         All material Company Registered Intellectual Property Rights that have been issued or that have completed registration are subsisting and unexpired and, to the Knowledge of the Business, valid and enforceable.  Since January 1, 2021, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Registered Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any proceeding alleging any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.

(d)         Since January 1, 2021, neither Company nor any of its Subsidiaries have received any written notice from any third party that the operation of the business of Company or any of its Subsidiaries as currently conducted infringe or misappropriate the Intellectual Property Rights of any third party.

(e)         To the Knowledge of the Business, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, no third party is currently infringing or misappropriating any Company Intellectual Property Rights.  The Company and its Subsidiaries are not currently a party to any proceeding (i) challenging the validity, enforceability or ownership of any Intellectual Property Rights of any third party or (ii) asserting that the operation of the business of any third party, or any third party products or services, infringes or misappropriates any Company Intellectual Property Rights.

(f)          The Company and its Subsidiaries have not disclosed, delivered or licensed to any Person or agreed or obligated themselves to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, the source code for any material Company product (“Company Source Code”), other than disclosures to employees involved in the development of material Company Intellectual Property Rights.  To the Knowledge of the Business, no event has occurred, and no circumstance or condition exists, that (with or without notice, lapse of time or both) will, or would reasonably be expected to, result in the obligation to make a disclosure, delivery or license by the Company or any of its Subsidiaries of any material Company Source Code, other than disclosures to employees involved in the development or maintenance of Company Intellectual Property Rights, each of whom are subject to a written agreement obligating such individual or entity to maintain the confidentiality of such Company Source Code.

(g)         Since March 1, 2023, neither the Company nor any of its Subsidiaries have received any written notice from any third party alleging that (i) the Company or any Subsidiary is not in compliance with the terms and conditions of all licenses for the Open Source Materials used in or distributed with any Company products in all material respects; or (ii) the Company and its Subsidiaries have used Open Source Materials in such a way that would reasonably be expected to (x) require the disclosure or distribution of material Company Source Code, (y) require the licensing of material Company Source Code for the purpose of making derivative works, or (z) impose any material restriction on the consideration to be charged for the distribution of material Company Source Code.

(h)         To the Knowledge of the Business, (i) the Company products do not contain any material viruses, undocumented or unauthorized portals or other access (including backdoors), worms, time-bombs, key-locks, key-logs, or any other devices, codes or commands designed to disrupt or interfere with the operation of the Company products or equipment upon which the Company products operate, or the safety, security or integrity of the data contained therein, and (ii) the Company products do not include or install any spyware, adware, or other similar software that monitors the use of customers’ online activities other than their contemplated use of the Company products, without the knowledge and express consent of the user(s) of the applicable Company product.

(i)          To the Knowledge of the Business, (i) the Company’s and its Subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, applications, and databases (collectively, “Company IT Systems”) operate as required in connection with the operation of the Business as currently conducted; (ii) the Company and its Subsidiaries have taken commercially reasonable steps to maintain and protect the confidentiality, integrity, availability, privacy and security of the Company IT Systems; (iii) to the Knowledge of the Business, since March 1, 2023, there have been no material breaches, outages or unauthorized uses of the Company IT Systems; and (iv) the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery procedures for the Company IT Systems.

Section 3.13        Sufficiency of Assets.

(a)         Material software and tools licensed by the Company and used in products currently provided by the Company to its customers are listed on Schedule 3.13(a).  Certain of such items are made available to the Company under relationships with the Cowen Seller or its Affiliates and will no longer be available to the Company as of the Closing as designated in the fourth column of Schedule 3.13(a).

(b)         Section 3.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, of software for which the intellectual property rights therein were owned by the Transferred Companies but transferred to Cowen Seller or other Affiliates thereof prior to the execution and delivery of this Agreement (the “Extracted Software”).  The Extracted Software was not used in the operation of the business of the Transferred Companies as currently conducted, which is a business focused on the productization of health care transaction data.  The Extracted Software was developed for a former business focused on the productization of consumer survey data.

Section 3.14        Real Property.  Neither the Company nor any of its Subsidiaries owns or leases and nor have they ever owned or leased any real property.

Section 3.15        Specified Contracts.

(a)         Section 3.15(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, and the Company has made available true, correct and complete copies of, each Contract (other than Benefit Plans), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)          procures products or services from a supplier of the Business pursuant to a contract between such supplier and the Company or a Subsidiary with payments in excess of $10,000 in the twelve (12) month period ending on September 30, 2024 or provides Company products to a customer of the Business as of the date hereof;

(ii)         provides for or governs the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii)       involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person that has continuing contingent consideration payment obligations by the Company in excess of $50,000 in the aggregate in respect of such agreement; other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money having an outstanding principal amount in excess of $50,000; or

(iv)        involves the settlement of any pending or threatened claim, action or proceeding which (1) requires payment obligations after the date hereof, in excess of $50,000 or (2) imposes any continuing material non-monetary obligations on the Company (which obligations shall include any monitoring or material reporting obligations to any other Person or any obligations that limit in any material respect the ability of the Company or any of its Subsidiaries to operate the Business).

Each Contract of the type described in clauses (i) through (iv) above is referred to herein as a “Specified Contract.”

(b)         Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, (i) each Specified Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Business, each other party thereto, and is in full force and effect, subject to the Insolvency and Equity Exceptions, (ii) the Company and its Subsidiaries have complied in all material respects with all obligations required to be performed or complied with by them under each Specified Contract, (iii) there is no default under any Specified Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Business, by any other party thereto, and (iv) to the Knowledge of the Business, as of the date hereof, neither the Company nor any of its Subsidiaries has received any notice from any third party to any Specified Contract of any default, breach, termination, intended non-renewal, cancelation or material reduction in relationship under any Specified Contract.

Section 3.16        Insurance.  With respect to each insurance policy of Cowen Seller or its Affiliates under which the Company or any of its Subsidiaries have coverage, since January 1, 2020 neither the Company nor any Subsidiary has made any claims.

Section 3.17        Certain Payments.  Since March 1, 2023, none of the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees or, to the Knowledge of the Business, any of their representatives or agents, directly or indirectly, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law or regulation (the “Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.  None of the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees or, to the Knowledge of the Business, and of their representatives or agents are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the Anti-Corruption Laws.

Section 3.18        Data Protection.  Since January 1, 2021, the Company and its Subsidiaries, taken as a whole, have (i) materially complied with (x) their respective published privacy policies and (y) all applicable Laws relating to protection of personal data and the privacy and security of personally identifiable information, including such Laws with respect to the collection, storage, transmission, transfer, disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and third parties who/that have provided information to the Company or its Subsidiaries) in the Company’s or its Subsidiaries’ control; and (ii) taken commercially reasonable measures to protect personally identifiable information in Company’s and its Subsidiaries’ control against loss, damage, and unauthorized access, use, and modification.  Since January 1, 2021 to the date of this Agreement, to the Knowledge of the Business, (i) there has been no material loss, damage, or unauthorized access, use, or modification of any such personally identifiable information of the Business, whether or not by the Company or any of its Subsidiaries (or any of their respective employees or contractors) and (ii) no person (including any Governmental Entity of competent jurisdiction) has commenced any Action or provided any notice to the Company or any Subsidiary alleging any violation of any Data Protection Laws applicable to the Business, whether or not by the Company or any of its Subsidiaries (or any of their respective employees or contractors).

Section 3.19        Related Party Transactions.  No current director or officer of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract or arrangement with the Company or any of its Subsidiaries (other than a Benefit Plan).

Section 3.20        No Other Representations or Warranties.  Except for the representations and warranties contained in Article II and this Article III, neither the Company, the Sellers nor any other Person make any other representation or warranty, express or implied, at law or in equity, in respect of the Sellers, the Transferred Companies or the Business.  Any such other representation or warranty is hereby expressly disclaimed by the Company on behalf of itself and its Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the limitations contained in Article IX, Purchaser represents and warrants to the Sellers as follows:

Section 4.1          Organization and Qualification.  Purchaser is a corporation or other legal entity validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction in which it is organized or incorporated, except for those jurisdictions where the failure to be existing or in good standing, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, Purchaser has all necessary corporate or other applicable entity power, as the case may be, and authority to own, lease and operate its respective properties and assets and to carry on its respective businesses as currently conducted and the Business.  Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party and to perform its obligations hereunder and thereunder.

Section 4.2          Authorization.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by or on behalf of Purchaser, and the consummation of the Transaction have been, duly authorized by all necessary corporate or other applicable legal entity action on the part of Purchaser, and, upon such authorization, no other material corporate or shareholder proceedings or actions are necessary to authorize and consummate this Agreement, the Ancillary Agreements or the Transaction.  Purchaser has duly executed this Agreement.  Assuming due authorization, execution and delivery by each Seller, this Agreement and each Ancillary Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by the Insolvency and Equity Exceptions.

Section 4.3          Governmental Filings.  Assuming the accuracy of Section 3.2, except for (a) filings required solely related to the identity of or any business conducted by the Sellers, (b) approvals, consents, waivers or authorizations that may be required as a result of the identity or character of Purchaser, and (c) any other approval, consent, waiver or authorization of any Governmental Entities where the failure to obtain such would not reasonably be likely to have a Purchaser Material Adverse Effect, no approval, consent, waiver or authorization from, or notification or filing to, any Governmental Entity is required for or in connection with the execution and delivery by Purchaser of this Agreement or the Ancillary Agreements or the consummation by Purchaser of the Transaction.

Section 4.4          Non-Contravention.  The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements and the consummation by Purchaser of the Transaction do not and will not, (a) violate any provision of the Organizational Documents of Purchaser or (b) violate or result in a breach of or constitute a default under applicable Law to which Purchaser is subject, other than, in the cases of clause (b), conflicts, breaches, terminations, defaults, cancellations, accelerations, losses or violations that would not have a Purchaser Material Adverse Effect.

Section 4.5          Legal Proceedings.  There is no Proceeding pending or, to the Knowledge of Purchaser, threatened, against Purchaser that, individually or in the aggregate, would have a Purchaser Material Adverse Effect.

Section 4.6          Brokers.  Purchaser has not utilized the services of any investment banker, broker, finder or intermediary in connection with the Transaction who is entitled to a fee or commission from either Seller or its Affiliates for which either Seller or its Affiliates would be responsible in connection with this Agreement or upon consummation of the Transaction.

Section 4.7          Investment Purpose.  Purchaser is receiving the Transferred Securities for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws.  Purchaser acknowledges that the sale of the Transferred Securities hereunder has not been registered under the Securities Act or any state securities laws, and that the Transferred Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.  Purchaser represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Section 4.8          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Ancillary Agreements and any certificate delivered in connection with this Agreement, neither Purchaser nor any other Person makes any other representation or warranty, express or implied, at law or in equity, in respect of Purchaser or the business and operations or the assets of Purchaser.  Any such other representation or warranty is hereby expressly disclaimed by Purchaser on behalf of itself and its Affiliates.

Section 4.9          Reliance.  Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose.  Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Schedules); and (b) none of Cowen Seller, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).  In furtherance of the foregoing, Purchaser agrees that no representations or warranties, express or implied, are made with respect to (and it is not relying on) any estimates, projections, forecasts and other forward-looking information or forward-looking business and strategic plan information (including any of the foregoing made available to Purchaser or any other Person in “data rooms,” management presentations or due diligence sessions in expectation of the Transaction).

ARTICLE V

COVENANTS

Section 5.1          Access and Information.  Each of Purchaser and the Cowen Seller shall, and shall cause the Transferred Companies and its other Affiliates to, for the periods required under applicable Law and in any case for at least seven years after the Closing Date, (i) retain books and records, including Tax Returns and supporting materials, and any other books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records in existence on the Closing Date in each case to the extent related to the Business or the Transferred Companies and (ii) upon the reasonable request of a Party, grant the right to such requesting Party and its Representatives, during regular business hours and subject to reasonable rules, regulations and requirements of the non-requesting Party and its Affiliates, at the expense of such requesting Party, to speak with relevant employees or advisors and to inspect and copy such books and records or such other documents to the extent necessary to prepare financial statements and Tax Returns; provided, however, that in no event shall the requesting Party or their Representatives have access to any information that, based on advice of the non-requesting Party’s counsel, (A) would violate applicable Law, (B) would violate any contractual obligation of the non-requesting Party, or any confidentiality or data protection requirements, (C) would unreasonably disrupt the conduct of the business or operations of the non-requesting Party, (D) would result in the disclosure of any information referencing the valuation of the assets or businesses of the non-requesting Party or (E) would reasonably be expected to cause the loss or waiver of the protection of any attorney-client privilege, attorney work product privilege or other relevant legal privilege of the non-requesting Party.  All information received by the requesting Party and their Representatives pursuant to this Section 5.1 shall be governed by Section 5.3.

Section 5.2          Company Audited Financial Statements.

At the request of Purchaser, Cowen Seller or its Affiliates are engaging an accounting firm to undertake an Audit of the Company’s financial statements.  The Purchaser has sought to obtain from the SEC a waiver of any requirement for the Purchaser to file such Audit pursuant Item 9.01 on Form 8-K as a result of the transactions contemplated by this Agreement.  Cowen Seller and Purchaser will reasonably cooperate with such accounting firm in connection with the Audit in order for the Audit to be completed and for the financial statements required in connection therewith to be delivered to Purchaser as promptly as reasonably practicable; but Purchaser acknowledges and agrees that the timing for completion of the Audit is not the responsibility of Cowen Seller or its Affiliates.  Purchaser agrees to promptly reimburse Cowen Seller and its Affiliates for any costs and expenses of such accounting firm (and any other documented and reasonable out-of-pocket costs and expenses, including any contractors engaged to assist in connection therewith) necessary to the performance of the Audit within thirty (30) days of Cowen Seller presenting Purchaser an invoice (for the avoidance of doubt including if the SEC provides Purchaser the requested waiver).  For the avoidance of doubt, the payment obligations under this Section 5.2 shall not be subject to the Cap (as defined below).  Cowen Seller will additionally make available to Purchaser as promptly as practicable following the Closing the balance sheet of the Company as at October 31, 2024 and the related statements of income and retained earnings and members’ equity for the ten-month period then ended.

Section 5.3          Confidentiality.

(a)         Each Party acknowledges that the information being provided to it in connection with the Transaction is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference in their entirety.  Effective upon the Closing, the Confidentiality Agreements shall terminate in accordance with its terms (but shall not relieve each Party thereto from liability for any breach prior to such termination).

(b)         For a period of one year after the Closing Date, except as (i) required by applicable Law or privacy policies or (ii) agreed in writing by Purchaser, each Seller shall keep confidential any proprietary information, knowledge or data to the extent related to the Business; provided, however, that nothing in this Section 5.3(b) shall prevent the disclosure of any such information, knowledge or data to any Representatives or Affiliates of the Sellers to whom such disclosure is necessary or desirable in the conduct of their businesses or operations if such Representatives or Affiliates are informed by the Sellers of the confidential nature of such information and are directed by the Sellers to comply with the provisions of this Section 5.3(b); provided, further, that nothing in this Section 5.3(b) shall prevent the Cowen Seller or its Affiliates from disclosing any such information, knowledge or data to any regulatory or taxing authority with jurisdiction over the Cowen Seller or any of its Affiliates.

(c)         For a period of one year after the Closing Date, except (i) as required by applicable Law or privacy policies or (ii) as agreed in writing by the Sellers, Purchaser shall, and shall cause its Subsidiaries to, treat as confidential and shall safeguard and Purchaser shall not, and shall not permit its Subsidiaries to, use or disclose to any third party any information, knowledge or data relating to the businesses of the Sellers and their Affiliates other than the Business that becomes known to Purchaser as a result of or in connection with the Transaction; provided, however, that nothing in this Section 5.3(c) shall prevent the disclosure of any such information, knowledge or data to any Representatives of Purchaser or its Subsidiaries to whom such disclosure is necessary or desirable in the conduct of the Business if such Representatives are informed by Purchaser of the confidential nature of such information and are directed by Purchaser or its Subsidiaries to comply with the provisions of this Section 5.3(c).

(d)         Purchaser and the Sellers acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is or becomes generally available to the public other than as a result of a breach of the terms of the Confidentiality Agreements or this Section 5.3 by the Party owing a duty of confidentiality or its representatives, (ii) is or has previously been disclosed by a third party on a non-confidential basis to the Party owing a duty of confidentiality; provided that such third party was not breaching an obligation of confidentiality to the other Party that was known or should have been known by the Party owing a duty of confidentiality after reasonable inquiry, (iii) was independently developed by the Party owing a duty of confidentiality from and after the Closing without violating any of its obligations under the Confidentiality Agreements or this Section 5.3, or (iv) is required to be disclosed by or to a Governmental Entity, or to comply with applicable Law or any rule or regulation of a stock exchange; provided, that, in the event any demand or request for disclosure of such information is made pursuant to this clause (iv), the Party owing a duty of confidentiality, to the extent practically and legally permissible, shall notify the other Party of its intention to make such disclosure and shall cooperate with the other Party so the other Party may seek, at its sole cost and expense, an appropriate protective order or other remedy.  In the event that such appropriate protective order or other remedy is not obtained, the Party owing a duty of confidentiality shall disclose only that portion of such information which it is advised by its outside counsel is required by applicable Law or any rule or regulation of a stock exchange to be disclosed and shall use its reasonable best efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to such information.

Section 5.4          Publicity.  Each Party shall consult with the other Party as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby, and no such press release or other public disclosure shall be made by any Party hereto (or its Affiliates) without the consent of the other Party, except as other required or advisable pursuant to applicable Law or stock exchange requirements.  Each Party may make any public statements in response to questions by the press, analysts, investors those attending industry conferences or analyst or investor conference calls, or clients and customers of the Business so long as such statements are not inconsistent with previous statements made jointly by the Parties or a press release that has been agreed.  For the avoidance of doubt, Cowen Seller and its Affiliates shall not be subject to any restrictions on communications or discussions with customers or clients of the Business, including regarding the transactions contemplated herein; provided, however, that any officer, director or employee of Cowen Seller or its Affiliates that is directed to contact customers or clients of the Business regarding the transactions contemplated by this Agreement shall not make any disparaging statements or representations of or concerning the Business, the Company or Purchaser.

Section 5.5          Further Assurances.  From time to time after the Closing, each Party shall, and shall cause its Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the Transaction.

Section 5.6          Related Party Agreements.  Each of the Sellers and the Company shall ensure that all intercompany notes, loans, accounts or agreements between a Transferred Company on the one hand and such Seller or any of its Affiliates (other than the Transferred Companies) on the other hand, including any arrangements for sharing of third-party vendor services between the Cowen Seller and/or its Affiliates and any of the Transferred Companies, terminate and are settled with effect as of Closing.

Section 5.7          IP Matters.  Purchaser, on behalf of the Transferred Companies, acknowledges and agrees that neither Purchaser, the Transferred Companies nor any of their Affiliates (i) as of the Closing has, nor following the Closing shall have, any right, title or interest in or to any trademarks owned by the Sellers or any of their Affiliates, including the name “TD”, “The Toronto-Dominion Bank”, “TD Securities”, “TD Cowen” or “Cowen” or any derivative, variation, translation, stylization or adaptation thereof, or any Trademark confusingly similar thereto (collectively, the “Seller Marks”) and (ii) shall use or display the Seller Marks after the Closing.

Section 5.8          Insurance Matters.

(a)         Purchaser is aware that the Transferred Companies and the Business are covered by group corporate insurance policies taken out by the Cowen Seller and its Affiliates (each, a “Group Policy”) and neither the Transferred Companies nor the Business shall be covered by such corporate insurance policies, including claims based and occurrence-based policies, after the Closing.

(b)         Notwithstanding the foregoing, the Cowen Seller shall reasonably cooperate with Purchaser on any claim for coverage relating to the Business under those Group Policies that are occurrence-based policies with respect to claims arising from events that occurred or were alleged to have occurred prior to the Closing Date (“Pre-Closing Occurrences”).  The Cowen Seller shall reasonably cooperate with Purchaser in and use commercially reasonable efforts to pursue the collection of all insurance proceeds in respect of claims made by Purchaser with respect to Pre-Closing Occurrences.  Purchaser shall reimburse the Cowen Seller and its Affiliates for any costs and expenses (including increased premiums) incurred thereby in connection with any such cooperation or other actions contemplated by this Section 5.8, and Purchaser shall exclusively bear any deductibles, retentions, loss adjustments or uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims.  This Section 5.8 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.8 is intended to waive or abrogate in any way rights of the Cowen Seller or its Affiliates to insurance coverage for any liability.  Notwithstanding anything to the contrary in this Section 5.8, for the avoidance of doubt, the Parties acknowledge and agree that nothing in this Section 5.8 shall affect Purchaser or its Affiliates’ responsibility for Liabilities of the Transferred Companies regardless of whether there is any insurance coverage available or not.

Section 5.9          Director and Officer Indemnification.

(a)          From the Closing Date through the sixth (6th) anniversary of the Closing Date, Purchaser, and any successor to Purchaser, shall cause the Transferred Companies to honor and perform all indemnification and exculpation obligations (including fee advancement) owed to any individual who was a director or officer of any Transferred Company at or prior to the Closing Date (the “D&O Indemnified Parties”) in accordance with the terms and conditions of such obligations, in each case, to the fullest extent permitted under applicable Law.

(b)          For not less than six (6) years from and after the Closing Date, Purchaser shall not, and shall not permit any of the Transferred Companies to, amend, repeal or otherwise modify the organizational documents of the Transferred Companies with respect to exculpation, indemnification and advancement of expenses of the D&O Indemnified Parties for periods prior to the Closing Date in any manner less favorable to the D&O Indemnified Parties than as is currently set forth in any organizational documents of the Transferred Companies.

(c)          This Section 5.9 shall be for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, or any of them, and their respective heirs or estates.  Purchaser shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, which may be incurred by any D&O Indemnified Party in enforcing its indemnification and other rights under this Section 5.9.

Section 5.10        Business Customers.  For not less than one (1) year from and after the Closing Date, Purchaser and its Affiliates shall use their commercially reasonable efforts to support existing customers of the Transferred Companies in a manner that is consistent with past practice of the Business, including but not limited to by continuing to deliver data in the format and manner in which customers are accustomed to receiving it, subject to any changes in the format or method of delivery as may be required as a result of events affecting Purchaser’s and its Affiliates’ ability to conduct the Business consistent with past practice.

Section 5.11         Data Room.  Within ten (10) days after the Closing, Sellers shall deliver to Purchaser an electronic copy of the Data Room or a link to download materials contained therein, including unredacted versions of all documents contained therein.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

Section 6.1          Qualifying Offers to Business Employees.  Purchaser shall, or shall cause one of its Affiliates to, no later than three (3) days prior to the Closing Date, (a) with respect to the Business Employees listed on Section 6.1(a) of the Purchaser Disclosure Schedules (the “Key Employees”), enter into an offer letter with each such Key Employee that meets the criteria of a Qualifying Offer (as defined below) and (b) with respect to the Business Employees listed on the Offer List (other than the Key Employees), offer employment in writing to each such Business Employee, providing for employment commencing on and after the Closing (a “Qualifying Offer” and each such Business Employee who accepts a Qualifying Offer and each Key Employee, a “Continuing Employee”).  Such Qualifying Offers shall (i) include a waiver of any right to severance payable by Cowen Seller or its Affiliates by each applicable Business Employee and (ii) provide each Continuing Employees with base salary, wages, annual cash bonus opportunity and other employee benefits (including retirement, welfare, and severance benefits) that are no less favorable in the aggregate than those provided to similarly-situated employees of Purchaser and its Affiliates.  Purchaser shall provide Cowen Seller with at least two (2) Business Days to review and comment on the template employment arrangement evidencing such Qualifying Offers before such offers are extended to Business Employees.

Section 6.2          Sick Pay and Disability.  Purchaser shall be solely responsible for sick pay and disability (whether long-term or short-term) coverage of all Continuing Employees on and after the Closing Date, even if the incident or circumstance giving rise to such coverage occurred prior to the Closing Date unless the disability claim was filed and approved pursuant to a Benefit Plan sponsored by the Cowen Seller or its Affiliates, and such Continuing Employee is on short- or long-term disability prior to the Closing, in which case the Cowen Seller or its Affiliates shall be responsible for administration of such claim.

Section 6.3          Workers’ Compensation.  Purchaser shall have the obligation and Liability for any workers’ compensation, occupational disease or illness, state or other disability or similar workers’ protection claims with respect to any Continuing Employee, for an injury or illness giving rise to such claim that originates after the Closing Date.

Section 6.4          Liabilities with Respect to Continuing Employees.  Following the Closing, Purchaser shall be solely responsible for all Liabilities incurred with respect to any Continuing Employee arising after the Closing Date.

Section 6.5          No Third Party Beneficiaries.  Subject to Section 9.3, no provision contained in this Article V shall (a) be treated as an amendment of any particular employee benefit plan or compensation arrangement maintained by the Sellers, Purchaser or any of their respective Affiliates, (b) except as expressly provided herein or under applicable Law, obligate Purchaser or any of its Affiliates to (i) maintain any particular benefit plan or compensation arrangement or (ii) retain the employment, or terms of employment, of any particular employee, after the Closing or (c) except as expressly provided herein or under applicable Law, prevent the amendment or termination of any employee benefit plan or compensation arrangement after the Closing or interfere with the right or obligation of the Sellers, Purchaser or any of their respective Affiliates to make changes to such a plan or arrangement.  The Sellers and Purchaser acknowledge and agree that all provisions contained in this Article V are included for the sole benefit of the Sellers, Purchaser and their respective Affiliates, and that nothing in this Article V, whether express or implied, shall create any third party beneficiary or other rights in any other Person, including any Continuing Employee or any other employee, former employee, or participant in any employee benefit plan or compensation arrangement (or any spouse, dependent or other beneficiary thereof), of the Sellers, Purchaser or their respective Affiliates.

ARTICLE VII

TAX MATTERS

Section 7.1          Post-Closing Tax Covenants.  After the Closing, except as contemplated by this Agreement, (including in connection with the defense of a Covered Tax Proceeding under Section 7.3) or required under applicable Law, without the prior written consent of Cowen Seller (which consent shall not be unreasonably withheld, conditioned or delayed), the Transferred Companies shall not, and Purchaser shall not permit the Transferred Companies to, (i) file, amend, or re-file any Tax Return of a Transferred Company for any Pre-Closing Tax Period, (ii) agree to waive or extend the statute of limitations relating to any Taxes of a Transferred Company for any Pre-Closing Tax Period, (iii) make, revoke, or change any Tax election on any Tax Return of a Transferred Company for any Pre-Closing Tax Period, (iv) enter into a voluntarily disclosure (or similar) agreement with any Taxing Authority regarding any Tax Return of a Transferred Company for any Pre-Closing Tax Period, or (v) compromise, concede, or settle any Tax liability of a Transferred Company for any Pre-Closing Tax Period, in each case to the extent such action could reasonably be expected to result in a Tax liability for any Seller.

Section 7.2          Tax Return Preparation.

(a)         Cowen Seller shall (at the cost of the Sellers) prepare, or cause to be prepared, and Purchaser shall timely file, all Tax Returns of the Transferred Companies for any Tax period that ends on or before the Closing Date the due date of which is after the Closing Date (“Seller Tax Returns”).  All Seller Tax Returns shall be prepared in a manner consistent with the past procedures and practices of the Transferred Companies and the Intended Tax Treatment except to the extent required by applicable Law.  Cowen Seller shall submit each Seller Tax Return (other than any payroll and sales Tax Returns) and associated tax workpapers to Purchaser for Purchaser’s review and comment at least thirty (30) days prior to the filing due date of such Seller Tax Return taking into account valid extensions (or as soon as possible if the due date for such Seller Tax Return is within thirty (30) days of the Closing Date).  Purchaser shall provide any comments to Cowen Seller within fifteen (15) days after receipt of a Seller Tax Return (or as soon as possible in case of a Seller Tax Return the due date of which is within (30) days of the Closing Date) and Cowen Seller shall consider any such comments in good faith; provided that in all events the third party preparer of any Seller Tax Return shall be at least at a “more likely than not” level of comfort with respect to the positions taken on any Seller Tax Return.  Sellers shall timely pay all Pre-Closing Taxes shown as due and owing on a Seller Tax Return, except to the extent such Taxes were reflected as a current liability on the Final Closing Statement.

(b)         Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Transferred Companies for any Straddle Period (“Purchaser Tax Returns”).  All Purchaser Tax Returns shall be prepared in a manner consistent with the past procedures and practices of the Transferred Companies and the Intended Tax Treatment except to the extent required by applicable Law. Purchaser shall submit each Purchaser Tax Return (other than any payroll and sales Tax Returns) and associated tax workpapers to Cowen Seller for Cowen Seller’s review and comment at least thirty (30) days prior to the filing due date of such Purchaser Tax Return taking into account valid extensions (or as soon as possible if the due date for such Purchaser Tax Return is within thirty (30) days of the Closing Date).  Cowen Seller shall provide any comments to Purchaser within fifteen (15) days after receipt of a Purchaser Tax Return  (or as soon as possible in case of a Purchaser Tax Return the due date of which is within (30) days of the Closing Date) and Purchaser shall consider any such comments in good faith; provided that in all events the third party preparer of any Purchaser Tax Return shall be at least at a “more likely than not” level of comfort with respect to the positions taken on any Purchaser Tax Return.  Sellers shall promptly pay to Purchaser all Pre-Closing Taxes shown as due and owing on a Purchaser Tax Return, except to the extent such Taxes were reflected as a current liability on the Final Closing Statement.

Section 7.3          Tax Contests.

(a)          Purchaser shall promptly provide written notice to Cowen Seller upon receipt of any notice from a Taxing Authority of a Tax audit, Tax dispute, or other Tax proceeding with respect to the Transferred Companies for a Pre-Closing Tax Period or Straddle Period (a “Covered Tax Proceeding”), provided, however, that the failure of Purchaser to give such notice shall not relieve Sellers of any of their obligations under Article VIII, except and only to the extent that the Sellers are actually prejudiced by reason of such failure.

(b)         In the case of a Covered Tax Proceeding that relates solely to a Tax period that ends on or prior to the Closing Date (a “Seller Tax Proceeding”), Cowen Seller shall control, at Sellers’ expense, the contest or resolution of such Seller Tax Proceeding, provided that no later than 10 days after receipt by Sellers of the notification of the Seller Tax Proceeding, Cowen Seller has notified Purchaser in writing that Cowen Seller will assume the defense.  If Cowen Seller has duly executed its right to control the Seller Tax Proceeding.  Cowen Seller shall (A) keep Purchaser reasonably informed with respect to the status of any Seller Tax Proceeding, including by giving Purchaser advance notice of, and opportunity to attend, any material in-person or telephonic meetings, (B) provide copies to Purchaser of any material written correspondence or other material submissions by Cowen Seller with respect to such Seller Tax Proceeding for Purchaser’s review and reasonable comment, which Cowen Seller shall consider in good faith, and (C) provide to Purchaser (at Purchaser’s expense) reasonable participation rights with respect to any such Seller Tax Proceeding; provided, further, that to the extent a Seller Tax Proceeding is reasonably likely to adversely impact a post-closing Tax period then Cowen Seller will not enter into any settlement of, or otherwise compromise, any Seller Tax Proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)         Purchaser shall control, at its expense, any Covered Tax Proceeding for a Straddle Period (a “Purchaser Tax Proceeding”); provided, that Purchaser shall (A) keep Cowen Seller reasonably informed with respect to the status of such Purchaser Tax Proceeding, including by giving Cowen Seller advance notice of, and opportunity to attend, any material in-person or telephonic meetings, (B) provide copies to Cowen Seller of any material written correspondence or other material submissions by Purchaser with respect to such Purchaser Tax Proceeding for Cowen Seller’s review and reasonable comment, which Purchaser shall consider in good faith and (C) provide to Cowen Seller (at Sellers’ expense) reasonable participation rights with respect to any such Purchaser Tax Proceeding; provided, further, that Purchaser will not enter into any settlement of, or otherwise compromise, any Purchaser Tax Proceeding without the prior written consent of Cowen Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

(d)         If a Taxing Authority issues an “imputed underpayment” (as defined in Section 6225 of the Code) assessment (or similar assessment under state, local, and non-U.S. Law) against the Company for a Pre-Closing Tax Period or Straddle Period, the Company, at Purchaser’s written request, shall, at the option of Cowen Seller, (x) cause Sellers to take such assessment directly into account in accordance with Section 6241(7) of the Code (or any similar provision under federal, state, local or non-U.S. Law), (y) make a “push out” election under Section 6226 of the Code (or any corresponding election under state, local and non-U.S. Law) with respect to such imputed underpayment or (z) make an election under Section 6225(c)(2) of the Code (or any similar election under federal state, local or non-U.S. Law) with respect to such imputed underpayment; provided that in no event shall Sellers be required to (or be required to permit the Company to) amend any Tax Return pursuant to this Section 7.3(d) unless such amendment is necessary to effect the option selected by Cowen Seller.  Sellers shall reasonably cooperate with Purchaser and the Company with respect to, and to take such actions as are necessary to implement, any of the foregoing.

(e)         In the event of a conflict between (i) this Section 7.3 and (ii) Section 8.4 or Section 8.5, this Section 7.3 shall control.

Section 7.4          Cooperation.  Subject to Section 5.1, the Parties agree to cooperate, as and to the extent reasonably requested by another party, in connection with the filing of Tax Returns and any audit or other action with respect to Taxes contemplated by this Article VII.  Such cooperation shall include the retention and (upon another party’s request) the provision of records and information that are reasonably relevant to the preparation of such Tax Return or the conduct of any such audit or other action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.5          Intended Tax Treatment.

(a)         The Parties agree, for U.S. federal (and applicable state and local) income tax purposes, to treat the Transaction in accordance with Rev. Rul. 99-6, 1991-1 CB 432 (Situation 2), pursuant to which: (A) each Seller is treated as having sold 100% of their respective Transferred Securities to Purchaser in a transaction governed by Section 741 of the Code; and (B) Purchaser is treated as having purchased, from each Seller, such Seller’s allocable share of 100% of the assets of the Company (with such purchased assets being treated as having been distributed, immediately prior to such purchases by Purchaser, to each such Seller in liquidation of 100% of such Seller’s Transferred Securities) (collectively, the “Intended Tax Treatment”).  The Parties shall take no position (on a Tax Return or otherwise) inconsistent with the tax treatments described in this Section 7.5 unless required pursuant to a final “determination” within the meaning of Section 1313(a)(1) of the Code.

(b)         Purchaser shall prepare and deliver a draft of an allocation of amounts properly treated as consideration for U.S. federal income tax purpose with respect to the Company (the “Allocation Schedule”) among the assets of the Company to Cowen Seller no later than 90 days after the determination of the Final Closing Statement.  The Allocation Schedule shall be prepared by Purchaser in accordance with Section 1060 of the Code (and any other applicable Tax Law).  Cowen Seller shall have 20 days after receipt of such Allocation Schedule to notify Purchaser in writing that Cowen Seller objects to one or more items reflected in the Allocation Schedule; provided, that if Cowen Seller does not provide such notice within such time period, then Sellers shall be deemed to have accepted Purchaser’s draft Allocation Schedule.  If Cowen Seller provides such notice within such time period, then Purchaser and Cowen Seller shall negotiate in good faith to resolve such dispute.  If, within 30 days, Purchaser and Cowen Seller are unable to resolve such dispute, Purchaser and Cowen Seller shall refer the matter to the Independent Expert.  The fees and expenses of the Independent Expert shall be borne by Purchaser, on the one hand, and Sellers on the other hand, in accordance with the principles set forth in Section 1.3(b)(vii) and the Independent Expert’s determination of the allocation shall be binding on Purchaser and Sellers for all Tax purposes (including with respect to the preparation of any Tax Returns of the Transferred Companies pursuant to Section 7.2).

Section 7.6          Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be borne and paid 50% by the Sellers and 50% by Purchaser when due.  The Party required by applicable Law shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Parties shall cooperate with respect thereto as necessary).  The Parties shall reasonably cooperate to reduce or eliminate any Transfer Taxes as permitted by applicable Law.

Section 7.7          Termination of Existing Tax Sharing Agreements.  Any and all existing Tax sharing agreements (whether written or not) binding upon the Transferred Company shall have been terminated as of the Closing Date (other than any customary commercial contracts entered into in the ordinary course of business the principal subject of which is not Taxes or agreements solely between or among the Transferred Companies).  After such date, none of the Transferred Companies or Sellers shall have any further rights or liabilities thereunder.

Section 7.8          Straddle Period.  In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)         in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date, provided, however, that exemptions, allowances and depreciation deductions calculated on an annual basis shall be apportioned between the pre-Closing and post-Closing portions of such Straddle Period on a daily basis; and

(b)         in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

ARTICLE VIII

INDEMNIFICATION

Section 8.1          Survival.  None of the representations and warranties of the Parties set forth in this Agreement shall survive Closing, such that no Party will have any liability with respect thereto (including in connection with any breach or inaccuracy thereof) and no claim for breach, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto against any Party, notwithstanding any other provision of this Agreement to the contrary; provided that the Seller Fundamental Representations shall survive the Closing and shall remain in full force and effect until twelve (12) months after the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing for twelve (12) months or for any shorter or longer period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.  Notwithstanding anything in this Section 8.1 to the contrary, claims for indemnification pursuant to Section 8.2(a)(iii) and Section 8.2(b)(i) shall survive through the lesser of (i) the applicable statute of limitations and (ii) seven years following the Closing.

Section 8.2              Indemnification by Sellers.

(a)         Subject to the terms hereof, each Seller will, severally and not jointly, indemnify, defend and hold harmless Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(i)          any breach or inaccuracy of a Seller Fundamental Representation by such Seller;

(ii)        any breach of any covenant, agreement or undertaking made by such Seller in this Agreement (other than any covenant, agreement or undertaking in respect of Taxes, the subject of which is set forth in Section 8.2(a)(iii) and Section 8.2(b)(i)); and

(iii)       any Taxes of such Seller for any Tax period.

(b)         Subject to the terms hereof, the Cowen Seller will indemnify, defend and hold harmless Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(i)          all Pre-Closing Taxes, except to the extent such Taxes were reflected as a current liability on the Final Closing Statement;

(ii)         all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Transferred Company (or any predecessor of the Transferred Company) is or was a member (other than another Transferred Company) on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of state, local or non-U.S. Law;

(iii)          any and all Taxes of any Person (other than a Transferred Company) imposed on the Transferred Company arising under the principles of transferee or successor liability or by Contract or operation of Law, arising from or relating to transactions or other events which occurred on or prior to the Closing and (iii) Sellers’ share of any Transfer Taxes under Section 7.6.

In no event shall each Seller’s aggregate liability arising out of or relating to Section 8.2(a)(i) and Section 8.2(a)(ii) exceed its pro rata portion (according to the percentage of the Equity Securities of the Company it owns) of $250,000 (the “Cap”).  For the avoidance of doubt, the Cap shall not apply to Section 8.2(a)(iii) and Section 8.2(b).  Further, for the avoidance of doubt, the Cowen Seller shall not be responsible for any breach by the Minority Seller of the Seller Fundamental Representations or covenants made by the Minority Seller hereunder and the Minority Seller shall not be responsible for any breach by the Cowen Seller of the Seller Fundamental Representations or covenants made by the Cowen Seller hereunder.

Section 8.3          Indemnification by Purchaser.  Subject to the terms hereof, Purchaser will, jointly and severally, indemnify, defend and hold harmless Seller Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to:

(a)         any breach or inaccuracy of Purchaser Fundamental Representation; and

(b)         any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement.

In no event shall Purchaser’s aggregate liability arising out of or relating to Section 8.3 exceed the Cap.

Section 8.4          Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)         Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party it actually prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable (subject to the Cap) for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.4(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (in each case subject to the Cap).  Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses subject to the Cap) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)         Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.4(b).  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)         Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.5          Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 8%.  Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

Section 8.6          Exclusive Remedies.  The parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII, in each case other than in the event of Fraud by a party hereto in connection with the transactions contemplated by this Agreement, in which case the other parties may pursue claims for Fraud only against the party that has committed such Fraud and not any other party.  In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII.  Nothing in this Section 8.6 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy against a party that has committed Fraud.

ARTICLE IX

MISCELLANEOUS

Section 9.1          Notices.  All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Party shall be in writing and (a) served by personal delivery upon the Party for whom it is intended, (b) sent by an internationally recognized overnight courier service to the Party for whom it is intended or (c) sent by email; provided that in the case of clause (c), the transmission of the email is promptly confirmed to the receiving party by telephone and is followed up within one Business Day by dispatch pursuant to one of the other methods described herein:

to Purchaser:

Forian Inc.
41 University Drive, Suite 400
Newtown, PA 18940

Attn:	Max C. Wygod
Edward Spaniel Jr.
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Duane Morris LLP
30 S. 17th Street
Philadelphia, PA 19103
Attn:	Darrick M. Mix;
Justin A. Santarosa
Email:	[***]
[***]

to Cowen Seller:

The Toronto-Dominion Bank
66 Wellington Street West
4th Floor, TD Tower
Toronto, Ontario
Canada M5K 1A2
Attention: Kashif Zaman
Constance de Grosbois
Telephone: [***]
Email: [***]
[***]

with a copy (which shall not constitute notice) to:

Simpson Thacher and Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Ravi Purushotham
Telephone: [***]
Email: [***]

to Minority Seller:

Sandia Holdings, LLC
2 Sound View Drive, 2nd Floor
Greenwich, CT 06830
Attn: Elena Cimador
Telephone: [***]
Email: [***]

or to such other Person or address as has been designated in writing by the Party to receive such notice provided above.  Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (x) upon actual receipt, if delivered personally, (y) on the second Business Day after deposit with an overnight courier, if sent by an overnight courier, or (z) upon confirmation of successful transmission if sent by email and followed up within one Business Day by dispatch pursuant to one of the other methods described herein.  Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 8.1.

Section 9.2          Amendment; Waiver.  Any provision of this Agreement (including this Section 8.3) may be amended or waived if and only if such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.3          No Assignment or Benefit to Third Parties.

(a)         This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that (i) either Party may assign any and all of its rights under this Agreement or any Ancillary Agreement to one or more of its wholly owned Subsidiaries (but no such assignment shall relieve such Party of any of its obligations hereunder or thereunder); and (ii) any obligation of any Party to any other Party under this Agreement or any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.  Any attempted assignment or delegation of this Agreement not effected in accordance with this Section 8.4 shall be null and void.

(b)         Except with respect to Section 5.8, each Party agrees that its respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party and its successors and permitted assigns and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and such successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Affiliates of each Party and its and their respective directors, officers, shareholders, partners, members, attorneys, accountants, agents, Representatives and employees and their heirs, successors and permitted assigns, shall be third party beneficiaries of, and shall be entitled to rely on Section 5.10.

Section 9.4          No Rights Against Nonparties.  This Agreement may only be enforced against, and any Proceeding, right or remedy that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) which is a director, officer, employee, stockholder, general or limited partner, member, manager, agent or Affiliate or Representative of another Party (each, a “Nonparty”), any claim, cause of action, right or remedy, or any Proceeding, relating to this Agreement or any document or instrument delivered in connection herewith or therewith.  Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Proceeding, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom.  The provisions of this Section 8.5 are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 8.5 in connection herewith.

Section 9.5          Entire Agreement.  This Agreement and the Ancillary Agreements (in each case, together with the annexes, schedules and exhibits thereto) collectively contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreements, which shall remain in full force and effect until the Closing and is hereby amended accordingly.  No Party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.  In the event of any conflict between the terms of this Agreement and the terms of any Ancillary Agreement, the terms of this Agreement shall prevail.  Neither Party shall, or shall permit its respective Affiliates to, enforce or attempt to enforce, or otherwise use or introduce into evidence, the “entire agreement” clause in any Ancillary Agreement in any manner which could challenge, question or impair the validity or enforceability of this Agreement or any Ancillary Agreement, or, in each case, any terms hereof or thereof.

Section 9.6          Payments.  Except as otherwise expressly provided in this Agreement, any payment to be made by one Party to the other Party in connection with this Agreement shall be made in United States dollars.

Section 9.7          Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement shall be borne by the Party incurring such costs and expenses.

Section 9.8          Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a)         This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles.

(b)         Each Party agrees that it will bring any action or Proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the Transaction, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or Proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or Proceeding will be effective if notice is given in accordance with Section 8.1.

(c)         EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.8(c).

Section 9.9          Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the Parties shall be entitled to an injunction or injunctions exclusively in the Chosen Courts to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transaction), in addition to any other remedy to which they are entitled at Law or in equity.  Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 9.10        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.11        Waiver of Conflicts Regarding Representations.  Purchaser hereby waives, and shall cause its Affiliates (including the Transferred Companies after Closing) to waive, and shall not, and shall cause its Affiliates (including the Transferred Companies after Closing) not to, assert any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Sellers, any of its respective Affiliates (including the Transferred Companies prior to the Closing), or any of their respective officers, employees or directors (any such person or entity, a “Designated Person”) in any matter involving this Agreement, the Ancillary Agreements or the Transaction, by any legal counsel, including Simpson Thacher & Bartlett LLP, (“Prior Company Counsel”), currently representing any Designated Person in connection with this Agreement, the Ancillary Agreements or the Transaction (the “Current Representation”).  Without limiting the foregoing, Purchaser, on behalf of itself and its Affiliates (including the Transferred Companies following the Closing) agrees that, following the Closing, Prior Company Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement, the Ancillary Agreements and the Transaction, including any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Agreements or the Transaction notwithstanding any representation by Prior Company Counsel prior to the Closing, and Purchaser, on behalf of itself and its Affiliates (including the Transferred Companies following the Closing), hereby agrees that, in the event that a dispute arises after the Closing between Purchaser or the Transferred Companies, on the one hand, and any Designated Person, on the other hand, Prior Company Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or the Transferred Companies and even though Prior Company Counsel may have represented the Transferred Companies in a matter substantially related to such dispute.

Section 9.12        Non-Assertion of Attorney-Client Privilege.  Purchaser hereby waives, and shall cause its Affiliates (including the Transferred Companies following the Closing) to waive, and shall not, and shall cause its Affiliates (including the Transferred Companies following the Closing) not to, assert any attorney-client privilege with respect to any attorney-client communication between any Prior Company Counsel and any Designated Person providing advice with respect to the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Purchaser, the Transferred Companies and their respective Affiliates, it being the intention of the Parties that all rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by the Sellers.  Furthermore, Purchaser acknowledges and agrees that any advice given to or communication with any of the Designated Persons with respect to the Current Representation shall not be subject to any joint privilege and shall be owned solely by the Sellers.  Notwithstanding any other provision in this Agreement or the Ancillary Agreements, the portion of the books and records of the Transferred Companies containing any such privileged communications shall be excluded from the Transactions, and the Sellers may, at their own expense, conduct a search and segregate and remove such privileged communications from the books and records of the Transferred Companies immediately prior to the Closing with no copies retained by the Transferred Companies.  If any such privileged communications are thereafter discovered in the books and records of the Transferred Companies, they shall be promptly tendered the Sellers, without retaining copies, and Purchaser agrees (including on behalf of its Affiliates) that any applicable attorney-client privilege shall remain intact notwithstanding.  Purchaser hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of the waivers, permissions and other provisions of this Section 9.12, including the opportunity to consult with counsel other than Prior Company Counsel.  This Section 9.12 shall be irrevocable, and no term of this Section 9.12 may be amended, waived or modified, without the prior written consent of the Sellers and their Affiliates and Prior Company Counsel affected thereby.

Section 9.13        Fulfillment of Obligations.  Whenever this Agreement requires a Subsidiary or an Affiliate of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary or Affiliate to take such action.

Section 9.14        Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 9.15        Certain Definitions.  For purposes of this Agreement, each capitalized term set forth in Annex 1 shall have the meaning ascribed to it therein or the meaning ascribed to it in the Section or other provision of this Agreement specified opposite thereto, as applicable.

Section 9.16        Other Definitional Provisions.  Unless the express context otherwise requires:

(a)         the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)         the terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)         all references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement;

(d)         references herein to a specific Section, Subsection, Annex, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Annexes, Schedules and Exhibits of this Agreement;

(e)         wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)          except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case, as amended, re-enacted, consolidated or replaced from time to time, and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision, and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided that, for purposes of any representations and warranties set forth in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date;

(g)         the Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement;

(h)         wherever the word “promptly” or “as promptly as practicable” is used in this Agreement, it shall mean without undue delay;

(i)          references herein to any gender include each other gender; and

(j)          where used with respect to information, the phrases “delivered” or “made available” means that the information referred has been posted in the Project K2 virtual data room hosted by IntraLinks and established by the Seller and the Company (the “Data Room”).

Section 9.17        Headings.  Heading references in this Agreement and the table of contents of this Agreement are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Cowen Inc.

By:	/s/ Malcolm Lang
Name: Malcolm Lang
Title: Authorized Person

IMcK Holdings LLC

By:	/s/ Elena Cimador
Name: Elena Cimador
Title: CFO

Kyber Data Science LLC

By:	/s/ Robert Fagin
Name: Robert Fagin
Title: Authorized Officer

Forian Inc.

By:	/s/ Max C. Wygod
Name: Max C. Wygod
Title: CEO & President

[Signature Page to the Membership Interest Assignment Agreement]

Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, oaf the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Audit” means (i) the audit of the Company’s financial statements (which shall include a balance sheet and statement of comprehensive income and cash flows) for the twelve months ended December 31, 2023, and (ii) the preparation of the Company’s unaudited interim financial statements (which shall include a balance sheet and statement of comprehensive income and cash flows) for the nine months ended September 30, 2024 and 2023, in each case prepared in accordance with GAAP applied on a consistent basis throughout the period involved and in a manner that complies with the requirements of Rule 3-05 of Regulation S-X.

“Benefit Plan” means each benefit or compensation plan as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other contract, policy, arrangement or other obligation, including prerequisite programs, bonuses, deferred compensation, equity-based arrangements, or any employment, termination, retention, change in control or severance agreement, plan, programs, policy or arrangement, in each case, which is sponsored or maintained, or required to be contributed to, or with respect to which any liability is borne by the Transferred Companies or is sponsored or maintained on behalf of or made available to the Business Employees, excluding any statutorily required benefits and any plans sponsored by a Governmental Entity pursuant to applicable Law.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized by Law to close.

“Business Employees” shall mean the individuals identified on the employee census, dated October 30, 2024, provided to Purchaser.

“Class B Unit” has the meaning set forth in the Equity Incentive Plan.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect”, and collectively, “Effects”) that individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred (subject to the limitations set forth below): (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries; (iii) conditions (or changes in such conditions) generally affecting any of the industries in which the Company or its Subsidiaries operate; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with the current dispute involving the Russian Federation and Ukraine and the conflict in Israel); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) any actions taken or failure to take action, in each case, by Purchaser, or to which Purchaser has consented, or which Purchaser has requested or approved, or the taking of any action required by this Agreement, or the failure to take any action prohibited by this Agreement; except, in each case of clauses (i) -(v) above, to the extent that such Effects disproportionately and adversely affect the Company and its Subsidiaries in any material respect relative to other similarly situated companies operating in the industry which the Company or its Subsidiaries operate (in which case, the incremental disproportionate impact or impacts may be taken into account in determining whether there has occurred a Company Material Adverse Effect).

“Confidentiality Agreements” means the Nondisclosure Agreement by and between Forian Inc. and the Toronto-Dominion Bank, dated as of October 30, 2023.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Data Protection Laws” shall mean any applicable Laws relating to the collection, use or Processing of Personal Data or  (including the cross-border transfer of Personal Data), data privacy, data protection or data security, including HIPAA, HITECH, Cures Act, state breach notification Laws, the Federal Trade Commission Act, the Telephone Consumer Protection Act, CAN-SPAM Act, the Fair Credit Reporting Act.

“Encumbrance” means any lien, pledge, charge, security interest, option, mortgage, easement, restrictive covenant, right of first offer or right of first refusal, title defect or encumbrance.

“Equity Incentive Plan” means the Kyber Data Science LLC 2020 Equity Unit Incentive Plan, as amended from time to time.

“Equity Securities” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock or registered capital or in the capital of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests, and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any rights of first refusal, preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“Final Closing Statement” means the Post-Closing Statement that is deemed final in accordance with Section 1.3(b)(iii) or the Post-Closing Statement resulting from the determinations made by the Independent Expert in accordance with Section 1.3(b)(vi), as applicable.

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to any statement in any representation or warranty made by such Party in this Agreement that constitutes actual common law fraud under Delaware law.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any U.S. or non-U.S. federal, state or local governmental or regulatory body, court, judicial authority, arbitrator, administrative agency or commission (including any securities exchange), or any SRO.

“HIPAA” shall mean collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164 et seq., as amended and supplemented by the HITECH Act, when each is effective and as each is amended from time to time.

“HITECH” shall mean the Health Information Technology for Economic and Clinical Health Act, found in the American Recovery and Reinvestment Act of 2009 at Division A, Title XIII and Division B, Title IV, and all regulations promulgated pursuant thereto.

“Intellectual Property Rights” means all worldwide intellectual property rights, including patents, copyrights, trade secrets, know-how, trademarks, service marks, trade dress, logos, trade names and other source identifiers, together with all of the goodwill associated therewith, and, in each case, all registrations and pending applications therefor.

“Knowledge of Purchaser” or any similar phrase means the actual knowledge of those individuals listed on Section 9.15 of the Purchaser Disclosure Schedule, after reasonable inquiry of their direct reports.

“Knowledge of the Business” means the actual knowledge of those individuals listed on Section 9.15 of the Seller Disclosure Schedule, after reasonable inquiry of their direct reports.

“Law” means any law, common law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Entity.

“Liabilities” means any and all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, due or to become due, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).

“Loss (Losses)” means any claim, obligation, loss, Tax, Liability, damage, fine, penalty, assessment, fee, expense, cost, amount paid, judgment (at equity or law), award, interest, including any amounts paid with respect to a settlement of an action (including reasonable attorneys’ and expert fees and expenses incurred in connection therewith).

“Net Working Capital” means current assets of the Company and its Subsidiaries minus current liabilities of the Company and its Subsidiaries, in each case determined in accordance with GAAP and in a manner consistent with the Estimated Closing Statement.

“Offer List” means the list of Business Employees set forth on Section 6.1(a) of the Purchaser Disclosure Schedules that Purchaser (or an Affiliate thereof) shall make a Qualifying Offer to pursuant to Section 6.1 hereof.

“Offered Business Employee” means the Business Employees listed on the Offer List.

“Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software,” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), Apache Software License, any of the Creative Common suites of licenses, and any other licenses identified as open source licenses at www.opensource.org).

“Order” means any order, writ, judgment, award, injunction or decree of any Governmental Entity, arbitrator or arbitral tribunal.

“Organizational Documents” means, (a) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Pandemic Response Laws” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act, the COVID-related Tax Relief Act of 2020, the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 (and including any administrative or other guidance published with respect thereto by any taxing authority (including IRS Notice 2020-65)), and any other corresponding, similar or additional U.S. federal, state or local or non-U.S. Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Permit” means any consent, license, permit, action, waiver, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such period through the end of the Closing Date.

“Pre-Closing Taxes” means (a) Taxes of the Transferred Company for any Pre-Closing Tax Period or relating to the business of the Transferred Company for any Pre-Closing Tax Periods (including Taxes imposed on the Transferred Company for any Pre-Closing Tax Periods resulting from a SALT Election ) and (b) any Taxes of the Transferred Company relating to a Pre-Closing Tax Period that are deferred to a taxable period ending after the Closing Date pursuant to Pandemic Response Laws or Sections 451(c) or 481 of the Code (or any similar provision of state, local or non-U.S. Law).

“Process” or “Processing” or “Processed” shall mean, with respect to data, the access, use, collection, treatment, processing, storage, hosting, recording, organization, adaption, alteration, transfer, retrieval, transmittal, consultation, disclosure, disposal, dissemination or combination of such data.

“Purchaser Disclosure Schedule” means the disclosure schedule referring to this Agreement as attached to this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties in Section 4.1, Section 4.2, Section 4.3 and Section 4.6.

“Purchaser Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that would or would reasonably be expected to, either individually or in the aggregate, prevent, materially delay or materially impair the ability of Purchaser to consummate the Transaction.

“Representative” means, with respect to a Person, the directors, managers, partners, members, officers, employees, agents, advisors (including attorneys, accountants, consultants, bankers and financial advisors) or other authorized representatives of such Person or any of its Affiliates.

“SALT Election” means an election under applicable state or local income Tax Law made by or with respect to a Transferred Company pursuant to which the Transferred Company will incur or otherwise be liable for any state or local Tax liability under applicable state or local Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of the Transferred Company had no such election been made.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Seller Disclosure Schedule” means the disclosure schedule referring to this Agreement as attached to this Agreement.

“Seller Fundamental Representations” means the representations and warranties in Section 2.1, Section 2.2, Section 2.3 and Section 2.6.

“SRO” means (x) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (y) any other United States or foreign self-regulatory organization or securities exchange, futures exchange, commodities exchange or contract market.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Target Working Capital” means $0.00.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local, or non-U.S. taxes, charges, fees, levies or other similar assessments imposed by a Taxing Authority, including any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat, unclaimed property, alternative or add-on minimum, estimated, or other charge in the nature of a tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes.

TERM	SECTION
Business	Recitals
Chosen Courts	Section 9.8(b)
Closing	Section 1.1
Closing Date	Section 1.1
Continuing Employee	Section 6.1
Current Representation	Section 9.11
Designated Person	Section 9.11
Disputed Items	Section 1.3(b)(iv)
Indemnified Party	Section 8.4
Indemnifying Party	Section 8.4
Independent Expert	Section 1.3(b)(iv)
Intended Tax Treatment	Section 7.5(a)
Insolvency and Equity Exceptions	Section 2.2(b)
Nonparty	Section 9.4
Notice of Objection	Section 1.3(b)(iii)
Post-Closing Representation	Section 9.11
Prior Company Counsel	Section 9.11
Proceedings	Section 3.4(a)
Purchaser	Preamble
Qualifying Offer	Section 6.1
Review Period	Section 1.3(b)(iii)
Sellers	Recitals
Post-Closing Statement	Section 1.3(b)(i)
Third-Party Claim	Section 8.4(a)
Transaction	Recitals
Transferred Companies	Recitals
Transferred Securities	Recitals